As filed with the Securities and Exchange Commission on September 26, 2011
Registration No. 333-113679
Registration No. 333-80399

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GROUP 1 AUTOMOTIVE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	76-0506313 (I.R.S. Employer Identification No.)
800 Gessner, Suite 500
Houston, Texas 77024
(Address of Principal Executive Offices, including Zip Code)

GROUP 1 AUTOMOTIVE, INC. 401(k) SAVINGS PLAN
(Full title of the plan)
Darryl M. Burman
Vice President and General Counsel
800 Gessner, Suite 500
Houston, Texas 77024
(Name and address of agent for service)
(713) 647-5700
(Telephone number, including area code, of agent for service)
Copies to:
Gillian A. Hobson
Vinson & Elkins L.L.P.
2500 First City Tower, 1001 Fannin
Houston, Texas 77002-6760
(713) 758-2222
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

SIGNATURES

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements of Group 1 Automotive, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):
•	Registration Statement No. 333-80399, registering 1,250,000 shares of common stock, par value $0.01 per share of the Company, under the Company’s 1996 Stock Incentive Plan and 401(k) Savings Plan; and

•	Registration Statement No. 333-113679, registering 250,000 shares of common stock, par value $0.01 per share of the Company, under the Company’s 401(k) Savings Plan.
     On June 22, 2011, the Plan Administrative Committee established under the Group 1 Automotive, Inc. 401(k) Savings Plan (the “Plan”) met and adopted the Fourth Amendment to the Plan eliminating the Company’s common stock as an investment option under the Plan on a prospective basis. Accordingly, the Company hereby terminates the effectiveness of the Registration Statements, and, in accordance with an undertaking made by the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any Company common stock that had been registered for issuance but remains unsold at the termination of the offering, removes from registration any and all Company common stock registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 26, 2011.

GROUP 1 AUTOMOTIVE, INC.
By:	/s/ Earl J. Hesterberg
	Name:	Earl J. Hesterberg
	Title:	President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities indicated below on September 26, 2011.

Signature	Title

/s/ Earl J. Hesterberg Earl J. Hesterberg	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ John C. Rickel John C. Rickel	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ John L. Adams John L. Adams	Chairman and Director

/s/ Louis E. Lataif Louis E. Lataif	Director

/s/ Stephen D. Quinn Stephen D. Quinn	Director

/s/ Beryl Raff Beryl Raff	Director

/s/ J. Terry Strange J. Terry Strange	Director

/s/ Max P. Watson, Jr. Max P. Watson, Jr.	Director